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                                                                     EXHIBIT 5.1


MORGAN, LEWIS & BOCKIUS LLP
1701 MARKET STREET
PHILADELPHIA, PA 19103-2921
TEL: 215.963.5000
FAX: 215.963.5001
WWW.MORGANLEWIS.COM


November 7, 2003

Marlin Business Services Corp.
124 Gaither Drive
Suite 170
Mount Laurel, NJ  08054


RE:  MARLIN BUSINESS SERVICES CORP.

Ladies and Gentlemen:

We have acted as counsel for Marlin Business Services Corp., a Pennsylvania corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-1, as amended (File No. 333-108530) (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the public offering (the "Offering") of up to 4,400,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), and up to an additional 660,000 shares purchasable by the underwriters upon exercise of their over-allotment option. Of the shares being offered, 3,581,255 shares will be newly issued and sold by the Company (the "Company Shares"), and 1,478,745 shares will be currently outstanding shares of Common Stock and sold by certain selling shareholders (the "Selling Shareholder Shares"). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Amended and Restated Articles of Incorporation; (c) the Company's Bylaws; (d) the Agreement and Plan of Merger, by and between MRLN Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the "Acquisition Sub"), and Marlin Leasing Corporation, a Delaware corporation ("MLC"), dated August 27, 2003 (the "Merger Agreement"), relating to the merger of MLC with and into the Acquisition Sub and the simultaneous exchange of shares of common stock of MLC, par value $0.01 per share, for shares of the Company's Common Stock(the "Merger"), (e) the form of Certificate of Merger of MRLN Acquisition Sub, Inc. into Marlin Leasing Corporation, to be filed with the State of Delaware on the date of effectiveness of the Merger, (f) certain records of the Company's corporate proceedings as reflected in its minute books; and (g) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals,
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Marlin Business Services Corp.
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and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that (i) the Company Shares, upon issuance and sale by the Company in the manner and for the consideration contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable, and (ii) the Selling Shareholder Shares, upon filing of the Certificate of Merger and issuance of the shares in accordance with the terms and conditions set forth in the Merger Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to all references to this Firm under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

/s/ Morgan, Lewis & Bockius LLP